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                                                                   (EXHIBIT 15)


INDEPENDENT ACCOUNTANT'S REPORT

Board of Directors and Shareholders
Solomon Alliance Group, Inc. and Subsidiaries

We have reviewed the accompanying consolidated balance sheet as of September 30, 2000; the related consolidated statements of operations for the nine month periods ending September 30, 2000 and September 30, 1999, the three month periods ending September 30, 2000 and September 30, 1999, and from its inception, October 25, 1996 through September 30, 2000; as well as the related statements of cash flows for the nine month periods ending September
30, 2000 and September 30, 1999 and from its inception, October 25, 1996, through September 30, 2000 of Solomon Alliance Group, Inc. and Subsidiaries
(A Development Stage Enterprise). These financial statements are the responsibility of the company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.



/s/ Stokes & Company, P.C.
   -----------------------

STOKES & COMPANY, P.C.
Washington, D.C.

November 13, 2000